Exhibit 4.2

EXECUTION VERSION

AMENDMENT TO

RIGHTS AGREEMENT

OF

EAGLE BULK SHIPPING INC.

This AMENDMENT, dated as of December 11, 2023 (this “Amendment”), is made to the Rights Agreement, dated as of June 22, 2023, by and between Eagle Bulk Shipping Inc. (the “Company”) and Computershare Trust Company, N.A., as the Rights Agent (“Computershare”) (such agreement, the “Rights Agreement”).

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger with Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (“Parent”) and Star Infinity Corp., a Republic of the Marshall Islands corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) (as the same may be amended from time to time, the “Merger Agreement”);

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent and certain directors and officers of the Company intend to enter into Voting Agreements to be dated the date hereof (collectively and as the same may be amended from time to time, the “Voting Agreements”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and Computershare shall, if so directed by the Company, from time to time, supplement or amend the Rights Agreement;

WHEREAS, pursuant to this Amendment, the Company desires to amend the Rights Agreement to render such agreement inapplicable to the Merger (as defined in the Merger Agreement), the other transactions contemplated by the Merger Agreement, the Voting Agreements and the transactions contemplated by the Voting Agreements; and

WHEREAS, the Board of Directors of the Company has approved this Amendment to the Rights Agreement and the execution and delivery hereof.

NOW, THEREFORE, in consideration of the foregoing, the Company and Computershare hereby agree as follows:

1. Amendment to Rights Agreement. The Rights Agreement is hereby amended as follows:

a.	the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, or any stockholder, Affiliate or Associate of Parent shall be deemed to be an Acquiring Person or Associate of an Acquiring Person, either individually or collectively, solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of any of the Voting Agreements or (v) the consummation of the transactions contemplated by any of the Voting Agreements.”

b.

the following definitions shall be added to Section 1 of the Rights Agreement, in alphabetical order with the other definitions contained therein, and the remaining sections shall be renumbered accordingly:

“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of December 11, 2023, by and among Parent, Company, and Merger Sub.

“Merger Sub” shall mean Star Infinity Corp., a Republic of the Marshall Islands corporation.

“Parent” shall mean Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation.

“Voting Agreements” shall, collectively, mean each of the Voting Agreements, dated as of December 11, 2023, by and among the Company, Parent and certain directors and officers of the Company.

c.	The definition of “Definitive Acquisition Agreement” in Section 1(l) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Definitive Acquisition Agreement shall not include (i) the Merger Agreement or (ii) any of the Voting Agreements.”

d.	The definition of “Distribution Date” in Section 1(n) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of any of the Voting Agreements or (v) the consummation of the transactions contemplated by any of the Voting Agreements.”

e.	The definition of “Qualifying Offer” in Section 1(z) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the Contrary, none of the transactions contemplated by the Merger Agreement or any of the Voting Agreements shall be deemed to be a Qualifying Offer and such transactions shall be exempt from the terms of this Agreement.”

f.	The definition of “Shares Acquisition Date” in Section 1(kk) of the Rights Agreement is amended by adding the following new sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue of (i) the announcement of the Merger, (ii) the execution of the Merger Agreement, (iii) the consummation of the Merger or of the other transactions contemplated by the Merger Agreement, (iv) the execution of any of the Voting Agreements or (v) the consummation of the transactions contemplated by any of the Voting Agreements.”

g.	A Section 7 of the Rights Agreement is amended by adding the following new sentence at the end of subsection (a):

“Notwithstanding anything in this Agreement to the contrary, the Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment being made in respect thereof.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

EAGLE BULK SHIPPING INC.

By:	/s/ Gary Vogel
	Name:	Gary Vogel
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Kathy Heagerty
	Name:	Kathy Heagerty
	Title:	Manager, Client Management